Exhibit 99.3
Summary of Non-employee Directors’ Compensation
     The following is a summary of the annual compensation of National City’s non-employee directors. Employee directors are not compensated for service as a director.
Annual Retainer
Members of the board of directors of National City who are not employees of National City, or any of its subsidiaries, receive a yearly retainer of $50,000.
Committee Retainer*
An additional yearly retainer of $15,000 is paid to each Audit Committee member.
An additional yearly retainer of $5,000 is paid to each member of any other committee.
Committee Chair*
An additional yearly retainer of $15,000 is paid to the chairman of the Audit Committee.
An additional yearly retainer of $5,000 is paid to the chairman of each other committee.
* National City has 5 board committees: (i) Audit Committee, (ii) Compensation and Organization Committee, (iii) Nominating and Board of Directors Governance Committee, (iv) Risk and Public Policy Committee and (v) Dividend Committee.
Fee Structure
All yearly retainers are payable in quarterly installments on December 1, March 1, June 1 and September 1. Under a plan for the deferred payment of directors’ fees, a director may elect to have the payment of fees deferred until his or her departure from the board.
Equity Compensation
Each director, upon becoming a director, is awarded 2,000 shares of National City Corporation common stock, subject to transfer restrictions under National City’s Long-Term Cash and Equity Incentive Plan.
Annually, each director re-elected to the board is awarded 2,000 shares of National City common stock subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. Commencing with the 2008 Annual Meeting, annually, each director re-elected to the board will be awarded National City common stock valued at $100,000, instead of 2,000 shares, subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. The value of the shares will be based upon the average closing price for the month of December of the year preceding the grant. The transfer restrictions expire at the earlier of the director’s death or disability, a change in control or the date that is nine months after the date of the award.
Incentive Compensation
The National City Board of Directors Long-Term Incentive Compensation Plan provides for an annual award for each non-employee director ranging from zero to a maximum of $48,000. The actual award is based on National City’s position, as of December 31 of each year, in the peer group for the 3-year plan cycle then ending under the National City Long-Term Incentive Compensation Plan for Senior Officers. The award is credited to a deferred compensation account for the benefit of the non-employee director and is invested in phantom units of National City common stock.
This plan will be eliminated commencing in 2008, and the final payout under this plan will be for the fiscal year 2007.
Directors’ Matching Contribution Program
National City will match, on a one-for-one basis, personal gifts to educational institutions or arts organizations made by each non-officer member of the board up to $4,000 annually.

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